Exhibit 99.1

Wynn Resorts Announces Commencement of Tender Offer and Consent Solicitation by Wynn Las Vegas, LLC for

Any and All of the 12.0% Second Mortgage Notes Due 2010

LAS VEGAS, NEVADA (November 12, 2004) – Wynn Resorts, Limited (Nasdaq:WYNN) announced today that its subsidiary, Wynn Las Vegas, LLC, has commenced a cash tender offer for any and all of the $247,580,000 aggregate principal amount of outstanding 12.0% Second Mortgage Notes due 2010 (CUSIP No. 983130 AA 3) issued by Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. The tender offer is scheduled to expire at 12:01 a.m., New York City time, on December 11, 2004, unless extended or earlier terminated.

In conjunction with the tender offer, Wynn Las Vegas, LLC is also soliciting consents to adopt certain amendments to the indenture and related documents pursuant to which the notes were issued. The solicitation of consents is scheduled to end at 9:00 a.m., New York City time, on November 22, 2004, unless extended or earlier terminated. Holders will be entitled to withdraw their tenders and revoke their consents pursuant to the tender offer only before 9:00 a.m., New York City time, on November 22, 2004.

The proposed indenture amendments would, among other things: eliminate substantially all of the restrictive covenants; eliminate most events of default (other than for failure to make payments of interest or principal); release certain guarantees; and provide for the release of certain collateral.

Subject to certain conditions, holders of notes who tender their notes (and thereby consent to the proposed amendments) on or before November 22, 2004, will receive a consent payment and the tender offer consideration, which includes a premium. Holders who tender after 9:00 a.m. on November 22, 2004 and before December 11, 2004 will receive only the tender offer consideration, which includes a premium, but no consent payment.

Wynn Las Vegas, LLC is making the tender offer and consent solicitation as part of a refinancing of its existing debt. Wynn Las Vegas, LLC intends to finance the tender offer and consent solicitation with a portion of approximately $2.2 billion of new debt financing it intends to arrange.

The tender offer and consent solicitation are subject to the valid tender of, and delivery of consents with respect to, a majority of the outstanding principal amount of notes (excluding notes held by affiliates of the issuers), arranging new debt financing and other customary general conditions.

Deutsche Bank Securities Inc. and Banc of America Securities LLC are acting as the exclusive dealer managers and solicitation agents; MacKenzie Partners, Inc. is acting as the information agent; and Wells Fargo Bank, National Association is acting as depositary in connection with the tender offer and consent solicitation. Copies of the Offer to Purchase and Consent Solicitation Statement, Letter of Transmittal and Consent, and other related documents may be obtained from the information agent at MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, 800-322-2885 (toll free) or 212-929-5500 (collect). Additional information concerning the terms of each Offer and Consent Solicitation may be obtained by contacting Deutsche Bank Securities Inc. at 800-553-2826 (U.S. toll free) or 212-250-4270 (collect) or Banc of America Securities LLC at 888-292-0070 (U.S. toll free) or 704-388-4813 (collect).

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the notes. The tender offer and consent solicitation may only be made in accordance with the terms of and subject to the conditions specified in the Offer to Purchase and Consent Solicitation Statement, dated November 12, 2004, and the related Letter of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

Wynn Las Vegas, LLC is constructing, and will own and operate, the Wynn Las Vegas hotel and casino resort. The new casino resort has been designed to be the pre-eminent luxury hotel and destination casino resort on the Las Vegas Strip. Wynn Las Vegas is the concept of Stephen A. Wynn, the Chairman of the Board and Chief Executive Officer of Wynn Resorts, Limited. Wynn Las Vegas is expected to open to the public in April 2005.

This press release contains “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company’s future results is included under the caption “Risk Factors” in Item 1 of Wynn Resorts’ annual report on Form 10-K for the year ended December 31, 2003.

CONTACT:

Wynn Resorts, Limited

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited

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